Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2017 Third Quarter Results

Oxford, CT – February 8, 2017 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the third quarter of fiscal year 2017.

Third Quarter Highlights

	Fiscal 2017		Fiscal 2016		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$146.7	$146.7	$144.2	$144.2	1.7%	1.7%
Gross margin	$52.4	$55.6	$53.5	$54.1	-2.1%	2.8%
Gross margin %	35.7%	37.9%	37.1%	37.5%
Operating income	$20.5	$27.6	$27.1	$27.6	-24.1%	-0.2%
Operating income %	14.0%	18.8%	18.8%	19.2%
Net income	$12.8	$17.4	$17.0	$17.3	-25.1%	0.6%
Diluted EPS	$0.54	$0.73	$0.73	$0.73	-26.0%	0.0%

(1)	Results exclude items in reconciliation below.

Nine Month Highlights

	Fiscal 2017		Fiscal 2016		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$455.2	$455.2	$435.2	$435.2	4.6%	4.6%
Gross margin	$166.4	$170.0	$158.4	$165.6	5.0%	2.6%
Gross margin %	36.5%	37.3%	36.4%	38.0%
Operating income	$79.3	$87.0	$73.0	$86.3	8.6%	0.8%
Operating income %	17.4%	19.1%	16.8%	19.8%
Net income	$49.0	$53.8	$45.0	$53.6	9.0%	0.5%
Diluted EPS	$2.07	$2.27	$1.91	$2.28	8.4%	-0.4%

(1)	Results exclude items in reconciliation below.

“We were able to drive solid financial performance in what is traditionally our slowest seasonal fiscal quarter,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “Our restructuring activities are driven by a strategy to achieve better alignment and rationalization of our manufacturing resources to more efficiently support a period of increasing industrial demand.”

Third Quarter Results

Net sales for the third quarter of fiscal 2017 were $146.7 million, an increase of 1.7% from $144.2 million in the third quarter of fiscal 2016. Net sales for the aerospace markets increased 1.2% and the industrial markets increased 2.7%. Gross margin for the third quarter of fiscal 2017 was $52.4 million compared to $53.5 million for the same period last year. Excluding the impact of integration and restructuring and an inventory purchase accounting adjustment last year, gross margin would have been $55.6 million compared to $54.1 million for the same period last year. Adjusted gross margin as a percentage of net sales would have been 37.9% in the third quarter of fiscal 2017 compared to 37.5% for the same adjusted period last year.

SG&A for the third quarter of fiscal 2017 was $25.7 million, an increase of $1.8 million from $23.9 million for the same period last year. The increase of $1.8 million was mainly due to $0.9 million in personnel related costs, $0.4 million incentive stock compensation, $0.2 million in professional fees, and $0.3 million of other items. As a percentage of net sales, SG&A was 17.5% for the third quarter of fiscal 2017 compared to 16.5% for the same period last year.

Other operating expenses for the third quarter of fiscal 2017 totaled $6.1 million, an increase of $3.5 million, compared to $2.6 million for the same period last year. For the third quarter of fiscal 2017, other operating expenses were comprised mainly of $3.8 million of integration and restructuring costs and $2.3 million of amortization of intangible assets. Other operating expenses last year consisted primarily of $2.5 million in amortization of intangibles and $0.1 million of other items.

Operating income for the third quarter of fiscal 2017 was $20.5 million compared to operating income of $27.1 million for the same period last year. Excluding costs associated with integration and restructuring, operating income would have been $27.6 million for the third quarter of fiscal 2017 compared to an adjusted $27.6 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 18.8% compared to 19.2% for the same period last year.

Interest expense, net was $2.1 million for the third quarter of fiscal 2017 compared to $2.2 million for the same period last year.

Income tax expense for the third quarter of fiscal 2017 was $5.9 million compared to $7.8 million for the same period last year. Our effective income tax rate for the third quarter of fiscal 2017 was 31.5% compared to 31.5% for the same period last year. The effective income tax rate without discrete tax benefit items would have been 31.8% and 32.1%, respectively.

Net income for the third quarter of fiscal 2017 was $12.8 million compared to $17.0 million for the same period last year. On an adjusted basis, net income would have been $17.4 million for the third quarter of fiscal 2017, compared to an adjusted net income of $17.3 million for the same period last year.

Diluted EPS for the third quarter of fiscal 2017 was 54 cents per share compared to 73 cents per share for the same period last year. On an adjusted basis, diluted EPS for the third quarter of fiscal 2017 would have been 73 cents per share compared to an adjusted diluted EPS of 73 cents per share for the same period last year.

Backlog, as of December 31, 2016, was $349.1 million compared to $351.3 million as of December 26, 2015.

Integration and Restructuring of Industrial Operations

In the third quarter of fiscal 2017, the Company reached a decision to integrate and restructure its industrial manufacturing operation in South Carolina. The Company will exit a few smaller product offerings and consolidate two manufacturing facilities into one. These restructuring efforts will better align our manufacturing capacity and market focus. As a result the Company recorded a charge of $7.1 million associated with the integration and restructuring activity attributable to the Roller Bearings segment. The $7.1 million charge includes $3.2 million of inventory rationalization costs, $2.4 million loss on fixed asset disposals, $1.2 million exit obligation associated with a building operating lease, and $0.3 million impairment of intangible assets. The inventory rationalization costs were recorded in “Cost of Sales” and all other costs were recorded in “Other, net” in the income statement.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 58476776. An audio replay of the call will be available from 2:00 p.m. ET February 8th, 2017 until 11:59 p.m. ET February 15th, 2017. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 58476776. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

The Company prepares and publicly releases quarterly unaudited financial statements prepared in accordance with U.S. GAAP. In accordance with the Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, the Company also discloses and discusses certain non-GAAP financial measures in our public releases which are identified as “adjusted” that exclude certain items. Management uses these non-GAAP financial measures to provide additional information which is useful to gain an understanding of the factors and trends affecting our business. Management believes these disclosures assist in understanding the trends of our operating performance when comparing periods both historically and prospectively. As a result, the Company also believes disclosure of these non-GAAP measures helps investors evaluate the business in the same manner as Management. The non-GAAP measures disclosed within this press release exclude certain items that arise outside the ordinary course of the Company’s continuing operations, including, but not limited to, integration and restructuring charges, acquisition costs, gains and losses on foreign exchange, and non-discrete tax benefits and expenses. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable U.S. GAAP measures are included in the financial tables attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,	December 26,	December 31,	December 26,
	2016	2015	2016	2015

Net sales	$146,656	$144,216	$455,178	$435,220
Cost of sales	94,271	90,695	288,811	276,817
Gross margin	52,385	53,521	166,367	158,403

Operating expenses:
Selling, general and administrative	25,712	23,850	76,696	72,519
Other, net	6,144	2,619	10,367	12,872
Total operating expenses	31,856	26,469	87,063	85,391

Operating income	20,529	27,052	79,304	73,012

Interest expense, net	2,111	2,238	6,659	6,222
Other non-operating (income) expense	(216)	(54)	51	(44)
Income before income taxes	18,634	24,868	72,594	66,834
Provision for income taxes	5,864	7,821	23,556	21,864
Net income	$12,770	$17,047	$49,038	$44,970

Net income per common share:
Basic	$0.54	$0.73	$2.09	$1.94
Diluted	$0.54	$0.73	$2.07	$1.91

Weighted average common shares:
Basic	23,581,921	23,220,707	23,457,717	23,197,969
Diluted	23,813,780	23,492,321	23,719,121	23,508,348

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Gross Margin to	December 31,	December 26,	December 31,	December 26,
Adjusted Gross Margin:	2016	2015	2016	2015

Reported gross margin	$52,385	$53,521	$166,367	$158,403
Inventory purchase accounting adjustment	-	562	382	7,188
Integration and restructuring	3,215	-	3,215	-
Adjusted gross margin	$55,600	$54,083	$169,964	$165,591

	Three Months Ended		Nine Months Ended
Reconciliation of Reported Operating Income to	December 31,	December 26,	December 31,	December 26,
Adjusted Operating Income:	2016	2015	2016	2015

Reported operating income	$20,529	$27,052	$79,304	$73,012
Inventory purchase accounting adjustment	-	562	382	7,188
Integration and restructuring	7,060	-	7,282	999
Acquisition costs	-	25	-	5,097
Adjusted operating income	$27,589	$27,639	$86,968	$86,296

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Nine Months Ended
Per Common Share to Adjusted Net Income and	December 31,	December 26,	December 31,	December 26,
Adjusted Net Income Per Common Share:	2016	2015	2016	2015

Reported net income	$12,770	$17,047	$49,038	$44,970
Inventory purchase accounting adjustment (1)	-	385	257	4,789
Integration and restructuring (1)	4,838	-	4,987	666
Acquisition costs (1)	-	17	-	3,402
Loss on extinguishment of debt (1)	-	-	-	127
Foreign exchange translation loss (gain) (1)	(199)	(37)	(199)	(196)
Discrete tax loss (benefit)	(56)	(154)	(238)	(204)
Adjusted net income	$17,353	$17,258	$53,845	$53,554

(1)	After tax impact based on applicable effective tax rate.

Adjusted net income per common share:
Basic	$0.74	$0.74	$2.30	$2.31
Diluted	$0.73	$0.73	$2.27	$2.28

Weighted average common shares:
Basic	23,581,921	23,220,707	23,457,717	23,197,969
Diluted	23,813,780	23,492,321	23,719,121	23,508,348

	Three Months Ended		Nine Months Ended
	December 31,	December 26,	December 31,	December 26,
Segment Data, Net External Sales:	2016	2015	2016	2015

Plain bearings segment	$65,822	$64,171	$205,107	$197,455
Roller bearings segment	26,157	26,294	80,786	84,025
Ball bearings segment	13,700	12,850	41,979	38,791
Engineered products segment	40,977	40,901	127,306	114,949
	$146,656	$144,216	$455,178	$435,220

	Three Months Ended		Nine Months Ended
	December 31,	December 26,	December 31,	December 26,
Selected Financial Data:	2016	2015	2016	2015

Depreciation and amortization	$6,779	$6,698	$20,478	$19,170

Incentive stock compensation expense	$2,962	$2,565	$8,914	$7,193

Adjusted operating income plus depreciation/amortization plus incentive stock compensation expense	$37,330	$36,902	$116,360	$112,659

Cash provided by operating activities	$36,062	$21,540	$74,575	$61,800

Capital expenditures	$4,794	$4,836	$14,415	$14,635

Total debt			$294,943	$384,974

Cash and short-term investments			$39,472	$44,403

Repurchase of common stock			$4,750	$10,470

Backlog			$349,123	$351,297